EXHIBIT 4.32

CERTIFICATE OF FORMATION

OF

EXCO EQUIPMENT LEASING, LLC

This Certificate of Formation, dated July 29, 2010, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is EXCO Equipment Leasing, LLC.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by the Company pursuant to Section 18-104 of the Act is:

Corporate Trust Center 1209 Orange Street Wilmington, Delaware 19801

The name and the address of the registered agent of the Company for service of process required pursuant to Section 18-104 of the Act are:

The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801.

EXECUTED as of the date first written above.

By:	/s/ William L. Boeing
William L. Boeing
Authorized Person

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